EXHIBIT 10.1

ADDENDUM TO MEMORANDUM OF UNDERSTANDING

This Addendum (“Addendum”) is made and entered into as of August 29, 2025, by and between Verde Renewables, Inc. (“Verde”), a subsidiary corporation of Verde Resources Inc., and Ergon Asphalt & Emulsions, Inc. (“Ergon”), collectively referred to as the “Parties.”

WHEREAS, the Parties entered into a Memorandum of Understanding dated May 30, 2025 (the “MOU”), setting forth their mutual intent to negotiate and execute an exclusive license agreement for the United States within ninety (90) days;

WHEREAS, the Parties have been diligently engaged in negotiations toward finalizing a mutually beneficial definitive agreement, but have not completed such agreement within the ninety (90) day period set forth in Section VII of the MOU;

NOW, THEREFORE, the Parties agree as follows:

1.	The Parties acknowledge and agree that negotiations are ongoing and both Parties remain fully committed to finalizing a definitive agreement covering the exclusive rights within the United States.

2.	The Parties agree to extend the period for finalizing the definitive License Agreement to be completed within September 2025.

3.	Except as expressly modified herein, all other terms and conditions of the MOU remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first above written.

For and on behalf of Verde Renewables, Inc.

/s/ Eric J. Bava

Name: Eric J. Bava

Title: Director

For and on behalf of Ergon Asphalt & Emulsions, Inc.

/s/ Larry Tomkins

Name: Larry Tomkins

Title: Senior VP of Sales and Marketing